	EXHIBIT 12.1

Omeros Corporation
Computation of Deficiency in the Coverage of Fixed Charges by Earnings Before Fixed Charges

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(In thousands)
Earnings before fixed charges:
Loss from continuing operations before income taxes	$(73,673)	$(39,796)	$(38,444)	$(28,546)	$(29,251)
Add fixed charges	6,824	5,621	2,305	2,144	2,104
Add amortization of capitalized interest	—	—	—	—	—
Add distributed income of equity investees	—	—	—	—	—
Subtract capitalized interest	—	—	—	—	—
Loss before fixed charges	$(66,849)	$(34,175)	$(36,139)	$(26,402)	$(27,147)
Fixed Charges:
Interest expense	$2,710	$1,865	$1,355	$1,532	$1,328
Amortization of debt expense and loss from extinguishment of debt	759	502	374	352	503
Estimate of interest expense within rental expense	3,355	3,254	576	260	273
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—
Total fixed charges	$6,824	$5,621	$2,305	$2,144	$2,104
Deficiency of earnings available to cover fixed charges	$(73,673)	$(39,796)	$(38,444)	$(28,546)	$(29,251)